TENNANT COMPANY
2020 STOCK INCENTIVE PLAN

Non-Employee Director
Restricted Stock Unit Agreement

Name of Participant:
No. of Units:	Grant Date:
Vesting Date: ______, 20_

This is a Restricted Stock Unit Agreement (“Agreement”) between Tennant Company (the “Company”) and the individual identified above (the “Participant”), effective as of the date of grant specified above. Unless the context clearly indicates otherwise, any capitalized term that is not defined in this Agreement shall have the meaning set forth in the Tennant Company 2020 Stock Incentive Plan (as may be amended, modified or otherwise restated, the “Plan”).
Recitals

WHEREAS, the Company maintains the Plan;

WHEREAS, pursuant to the Plan, the Compensation Committee of the Board of Directors (“Committee”) has the authority to grant awards under the Plan, including awards that may be denominated in restricted stock units (“Units”); and

WHEREAS, the Participant is a Non-Employee Director of the Company and is eligible to receive an award of Units under the Plan (the “Award”);

NOW, THEREFORE, the Company hereby grants this Restricted Stock Unit Award to the Participant under the terms and conditions, as follows:
Terms and Conditions

1.
Grant. The Participant is granted the number of Units specified above. Unless and until these Units vest as provided in Section 3 below, they are subject to the restrictions provided for in this Agreement and are referred to as “Restricted Stock Units.” Each Unit represents the right to receive one Share. Prior to their settlement or forfeiture in accordance with the terms of this Agreement, the Units granted to the Participant will be credited to an account in the Participant’s name maintained by the Company. This account shall be unfunded and maintained for book-keeping purposes only, with the Units simply representing an unfunded and unsecured contingent obligation of the Company.

2.	Fair Market Value of Units. The fair market value of a Unit subject to this Agreement shall at all times be equal to the Fair Market Value of a Share of the Company’s Stock.

3.	Vesting and Payment.

a.
Generally. Except as otherwise provided herein, if Participant remains a Non-Employee Director continuously from the Grant Date specified above (the “Grant Date”) to the Vesting Date also specified above (the “Vesting Date”), the Units will vest on the Vesting Date.

b.	Accelerated Vesting.

i.
If a Participant’s service as a Non-Employee Director of the Company (“Service”) terminates prior to the Vesting Date due to his or her death or Disability, then all of the Units subject this Agreement shall immediately vest in full.

ii.If a Participant’s Service terminates prior to the Vesting Date due to his or her Retirement (as defined below), then the Participant shall be entitled to have a pro rata portion of the Units vest on the Vesting Date, and the balance of the Units shall be forfeited. The pro rata portion shall be determined by utilizing a fraction the numerator of which is the number of days between the Grant Date and the date Participant’s Service ended, and the denominator of which is the number of days between such Grant Date and the Vesting Date. As used herein, “Retirement” means a Participant’s voluntary separation from Service.
iii.Upon the occurrence of a Change of Control (as defined in Section 2.1(f) of the Plan after giving effect to the last sentence thereof) prior to the Vesting Date and while the Participant’s Service to the Company continues, all of the Units subject to this Agreement shall immediately vest and be paid in full.

c.
Forfeiture. If a Participant’s Service terminates prior to the Vesting Date specified at the beginning of the Agreement other than as a result of an action described in Section 3(b), the Participant shall forfeit all Units and dividend equivalents subject to this Agreement.

d.
Settlement and Payment of Units. Subject to Section 5 below, payment of vested Units subject to this Agreement shall be made by the Company delivering one Share of Common Stock for each vested Unit to the Participant (i) as soon as administratively practicable after the Units vest (but no later than the 15th day of the third calendar month after the date the Units vest, and the Participant will have no power to affect such timing) or (ii) if the Participant has previously submitted to the Company no later than the December 31 immediately prior to the calendar year in which the Grant Date occurs a Deferral Election Form in the form attached hereto as Exhibit A, as soon as administratively practicable (but no later than ten days after) such other settlement date as set forth in the Deferral Election Form, and the Participant shall have no power to affect the timing of such issuance. Such issuance shall be evidenced by a stock certificate to the Participant, appropriate entry on the books of the Company or a duly authorized transfer agent of the Company with a notice of issuance provided to the Participant or by the electronic delivery of the Shares to a brokerage account the Participant designates, and shall be in complete satisfaction of such vested Units. If the Units that vest and become payable include a fractional Unit, the Company shall round the number of vested Units to the nearest whole Unit prior to delivery of Shares as provided herein. If the ownership of or issuance of Shares to the Participant as provided herein is not feasible or practical due to applicable exchange controls, securities or tax laws or other provisions of applicable law, as determined by the Committee in its sole discretion, the Participant or his/her legal representative shall receive cash proceeds in an amount equal to the Fair Market Value (as of the date vesting occurs or, if the Participant has elected a deferred settlement date, as of such settlement date) of the Shares otherwise issuable to the Participant.

e.
Effect. Whenever the Company shall become obligated to make payment in respect of a Unit subject to this Agreement, all rights of the Participant with respect to such Unit, other than the right to such payment, shall terminate and be of no further force or effect and such Unit shall be cancelled.

f.	Payments on Death. Any payment due under this Agreement following the death of the Participant shall be paid to the Successor of the Participant.

4.
Dividend Equivalents. In the event the Company shall pay cash dividends on its Shares on or after the date of this Agreement, the Company shall credit, as of the dividend record date, an amount of cash dividend equivalents to the Participant’s account. The amount of the dividend equivalents credited shall be determined by multiplying the number of Units credited to the Participant’s account as of the dividend record date times the dollar amount of the cash dividend per Share. The Participant’s right to receive such accrued dividend equivalents shall vest, and the amount of the accrued dividend equivalents shall be paid in cash, to the same extent and at the same time as the underlying Units to which the dividend equivalents relate, as provided in Section 3 of this Agreement. No interest shall accrue on any unpaid dividend equivalents. Any dividend equivalents accrued on Units that are forfeited in accordance with this Agreement shall also be forfeited.

5.	Adjustments for Changes in Capitalization. The Units subject to this Agreement shall be subject to adjustments for changes in the Company’s capitalization as provided in Section 16 of the Plan.

6.	No Transfer. The Units may not be pledged, assigned or transferred except as expressly provided in Section 6.3 of the Plan.

7.
No Shareholder Rights Until Payment. The Participant shall not have any of the rights of a shareholder of the Company in connection with the award of Units or dividend equivalents subject to this Agreement unless and until the Participant becomes the holder of record of the Common Stock issued in payment of the Units.

8.
Service as a Director. This Agreement shall not give the Participant a right to continued service on the Board, nor will it interfere in any way with any right of the Board, the Company or its shareholders to terminate such service.

9.
Restricted Stock Units Subject to Plan, Articles of Incorporation and By-Laws. The Participant acknowledges that this Award is subject to the Plan, the Articles of Incorporation, as amended from time to time, and the By-Laws, as amended from time to time, of the Company, and any applicable federal or state laws, rules or regulations.

10.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Award reserve and keep available a sufficient number of Shares to satisfy this Agreement.

11.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Participant, and on the successors and assigns of the Company.

12.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

13.
Section 409A of the Code. The provisions of this Agreement shall be interpreted and construed in a manner intended to comply with Section 409A of the Code, and shall specifically be subject to Section 27 of the Plan.

14.
Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive upon the Company and the Participant. This Agreement is subject to and shall be construed in accordance with the terms of the Plan. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

15.
Nature of the Award. The Participant understands that the value that may be realized, if any, from the Award is contingent, and depends on the future market price of the Common Stock, among other factors. The Participant further confirms his or her understanding that the Award is intended to promote stock ownership and to align Non-Employee Directors’ interests with those of the Company’s shareholders. The Participant acknowledges that the Award is subject to vesting conditions and will be cancelled if vesting conditions are not satisfied. The Participant also understands that (i) the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (ii) all decisions with respect to any future award will be at the sole discretion of the Company; (iii) his or her participation in the Plan is voluntary; and (iv) no claim or entitlement to compensation or damages arises from termination of this Award or diminution in value of this Award, and he or she irrevocably releases the Company, and its subsidiaries from any such claim that may arise.

16.
Electronic Delivery and Acceptance. The Company may deliver any documents related to this Award by electronic means and request the Participant’s acceptance of this Agreement by electronic means. The Participant hereby consents to receive all applicable documentation by electronic delivery and to participate in the Plan through an on-line (and/or voice activated) system established and maintained by the Company or the Company’s third-party stock plan administrator.

WITNESS WHEREOF, the Participant and the Company have executed this Agreement effective as of the date of grant specified above.

PARTICIPANT

____________________________

TENNANT COMPANY

By
Carol E. McKnight

Its SVP, Chief Administrative Officer

Date

TENNANT COMPANY, INC.
Form of Restricted Stock Unit Deferral Election Form

Participant Name:

This Election applies to the anticipated Restricted Stock Unit (RSU) Award to be granted to the Participant by Tennant Company (the “Company”) during calendar year 20[  ] for the Recipient’s service as a non-employee director of the Company for the Board service year commencing with the 20[  ] annual meeting of shareholders.

This Election will be effective as to the above referenced RSU Award only if this Election Form is received by the Company on or before December 31, 20[  ].

Election:

I, the undersigned non-employee director of the Company, hereby elect the following settlement date for RSUs that vest in accordance with the terms of the above referenced RSU Award from the Company: (check one)
☐    The date my service as a director of the Company ends.
☐    May 15, 20___.

☐	The earlier of the two options above. [Please make sure you fill in the date above if you select this option.]

I understand and acknowledge that:

•
Any election to defer the settlement of RSUs granted to me pursuant to this Deferral Election Form means that my RSUs will not be settled upon the applicable vesting date set forth in the award agreement, which is the default settlement date if I do not make an election to defer hereunder;

•
Regardless of my election above, I understand that my RSUs will be settled as contemplated by the RSU Award agreement in the event of my death, termination of my Service due to Disability or a Change of Control;

•	Any such election will be irrevocable as of December 31, 20[__]; and

•	My vested RSUs (and any accrued and vested dividend equivalents) will be settled in a single lump sum payment on the settlement date I have chosen.

Signature:

By signing and submitting this election form, I revoke any election form I may have previously submitted to the Company with respect to the RSUs subject to the award described above.

Date:                         Signature:
Name: